As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
USANA HEALTH SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Utah		87-0500306
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
____________________
3838 West Parkway Blvd. Salt Lake City, Utah 84120 (801) 954-7100
(Address of Principal Executive Offices)
____________________

USANA Health Sciences, Inc. 2025 Equity Incentive Plan
(Full Title of the Plan)
____________________

Jim H. Brown
Chief Executive Officer
USANA Health Sciences, Inc.
3838 West Parkway Blvd.
Salt Lake City, Utah 84120
(Name and Address of Agent for Service)

(801) 954-7100
(Telephone Number, Including Area Code, of Agent For Service)
____________________

Copy to:
Rick L. Guerisoli, Esq.
Dentons Durham Jones Pinegar P.C.
192 East 200 North, 3rd Floor
St. George, UT 84770
(435) 674-0400
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, USANA Health Sciences, Inc. is sometimes referred to as the “Company,” “Registrant,” “we,” “us” or “our.”
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, filed on March 12, 2025.
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2025, filed on May 6, 2025.
(c)The Registrant’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 25, 2025, March 7, 2025, April 22, 2025 and May 20, 2025.
(d)The description of the Registrant’s Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, filed on March 12, 2025 pursuant to Section 13(a) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
    Not applicable.
Item 5. Interests of Named Experts and Counsel.
    Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is subject to the provisions of the Utah Revised Business Corporation Act (the “Revised Act”). Section 16-10a-902 (“Section 902”) of the Revised Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify a director in connection with a

Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (“Section 905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

The Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

The Registrant’s bylaws provide for indemnification of its officers and directors to the fullest extent permitted under Utah law with respect to any claims, costs, losses, judgments and amounts paid in settlement resulting from actions against such officers and directors in their capacities as such, except in connection with claims or liability arising out of the director or officer’s own negligence or willful misconduct. The Registrant maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers. The registrant has also entered into separate indemnification agreements with each of its directors and executive officers.

Item 7. Exemption from Registration Claimed.
    Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 25, 2006, Exhibit 3.1, File No. 0-21116).
3.2	Second Amended and Restated Bylaws (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2019, Exhibit 3.1, File No. 001-35024).
4.1
Specimen Stock Certificate for Common Stock (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 29, 2018, filed February 26, 2019, Exhibit 4.1, File No. 001-35024).

4.2	Description of Securities (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 28, 2024, filed March 12, 2025, Exhibit 4.2, File No. 001-35024).
5.1	Opinion of Dentons Durham Jones Pinegar P.C.
10.1	USANA Health Sciences, Inc. 2025 Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed May 20, 2025, Exhibit 10.1, File No. 001-35024).
10.2
Form of Performance Share Unit Agreement under the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed May 20, 2025, Exhibit 10.2, File No. 001-35024).

10.3
Form of Stock Appreciation Rights Agreement under the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed May 20, 2025, Exhibit 10.3, File No. 001-35024).

10.4
Form of Restricted Stock Unit Agreement under the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed May 20, 2025, Exhibit 10.4, File No. 001-35024).

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP)
23.2	Consent of Independent Registered Public Accounting Firm (WithumSmith+Brown, P.C.)
23.3	Consent of Dentons Durham Jones Pinegar P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
107	Filing Fee Table

Item 9. Undertakings.

    (a)    The undersigned Registrant hereby undertakes:
    (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
    (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
    (ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
    (iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on May 21, 2025.

USANA HEALTH SCIENCES, INC.

By:	/s/ JIM H. BROWN
Jim H. Brown
Chief Executive Officer
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Jim H. Brown and G. Douglas Hekking, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ JIM H. BROWN Jim H. Brown	Chief Executive Officer and President (Principal Executive Officer)	May 21, 2025

/s/ G. DOUGLAS HEKKING G. Douglas Hekking	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 21, 2025

/s/ KEVIN G. GUEST Kevin G. Guest	Executive Chairman of the Board	May 21, 2025

/s/ GILBERT A. FULLER Gilbert A. Fuller	Director	May 21, 2025

/s/ JOHN T. FLEMING John T. Fleming	Director	May 21, 2025

/s/ J. SCOTT NIXON J. Scott Nixon	Director	May 21, 2025

/s/ FREDERIC J. WINSSINGER Frederic J. Winssinger	Director	May 21, 2025

/s/ XIA DING Xia Ding	Director	May 21, 2025

/s/ TIMOTHY E. WOOD Timothy E. Wood	Director	May 21, 2025

/s/ PEGGIE PELOSI Peggie Pelosi	Director	May 21, 2025